Exhibit 4.15

CopyTele, Inc. has redacted certain confidential information in this agreement in reliance upon its confidential treatment request that it filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended. In this agreement, we indicate each redaction by use of the following symbol [***]. Such Confidential portions have been omitted and filed separately with the Commission).

September 19, 2012

[Name of Grantee]

c/o CopyTele, Inc.

900 Walt Whitman Road

Melville, New York  11747

            RE:      Grant of Non-Qualified Stock Option

Dear  [Name of Grantee]:

            On September 19, 2012, the Board of Directors of CopyTele, Inc. (the “Company”) approved the grant to you of an Option (the “Option”) to purchase shares of the Company’s common stock, par value, $0.01 per share (the “Common Stock”).  The terms and conditions of the Option are set forth below.

             1.        The Company hereby grants to you, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the right and option to purchase, subject to the limitations set forth herein, an aggregate of [8,000,000] [4,000,000] shares of Common Stock of the Company at a price of $0.2175 per share (such price being equal to the average of the high and the low trading price of the Common Stock on the Trading Day immediately preceding the approval of such options by the Board of Directors, and in the judgment of the Board of Directors, not less than one hundred percent (100%) of the fair market value of such share at the date hereof.

            Notwithstanding, the foregoing, it is specifically understood by you that no warranty is made to you with respect to the value of such shares.  The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

             2.        Subject to the provisions and limitations hereof, the Option shall vest and may be exercised by you as follows: (a) as to [2,666,667] [1,333,334] shares, upon the achievement of the Cash Milestone, (b) as to [2,666,667] [1,333,333] shares, upon the occurrence of the First Target Price, and (c) as to [2,666,666] [1,333,333] shares, upon the occurrence of the Second Target Price.

             3.        In no event shall you exercise the Option for a fraction of a share or for less than one hundred (100) shares (unless the number purchased is the total balance for which the Option is then exercisable).

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             4.        The unexercised portion of the Option granted herein will automatically and without notice terminate and become null and void upon the expiration of ten years from the date of the grant of the Option.  In the event your service as an employee of the Company is terminated prior to the expiration of ten (10) years from the date hereof, the Option shall, to the extent not theretofore exercised, terminate and become null and void, except to the extent described below.  None of the events described below shall extend the period of exercisability of the Option beyond ten (10) years from the date hereof:

                        (a)        if you die, the Option shall, to the extent not theretofore exercised, remain exercisable for five (5) years after your death, by your legatee, distributee, guardian or legal or personal representative.

                        (b)        if your [affiliation with the Company] [employment] is terminated by reason of your disability, voluntary retirement or dismissal by the Company other than for Cause, provided you are otherwise eligible, the Option shall, to the extent not theretofore exercised, remain exercisable for five (5) years after the date of such termination of [your affiliation with the Company] [employment] in the case of termination by reason of retirement, or dismissal other than for cause and five (5) years after the date of termination of [affiliation with the Company] [employment] in the case of termination by reason of disability.

                        (c)        if you die during the five (5) year period specified in clause (b) above and at a time when you were entitled to exercise the Option, your legal representative, or such person who acquired the Option by reason of your death may, not later than five (5) years from your date of death, exercise the Option, to the extent not theretofore exercised, in respect of any or all of such number of shares subject to the Option.

             5.        The Option is not transferable by you otherwise than by will or the laws of descent and distribution, and is exercisable, during your lifetime, only by you. The Option may not be pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

             6.        Any exercise of the Option shall be in writing addressed to the Corporate Secretary of the Company at the principal place of business of the Company, specifying the Option being exercised and the number of shares to be purchased.  The purchase price for the shares being purchased shall be delivered to the Corporate Secretary within five days of the time such writing is so delivered.

             7.        If the Company, in its sole discretion, shall determine that it is necessary, to comply with applicable securities laws, the certificate or certificates representing the shares purchased pursuant to the exercise of the Option shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or in respect of such laws.

            8.         You hereby covenant and agree with the Company that if, at the time of exercise of the Option, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus which is current with respect to the shares subject to the Option, you shall make the representations (i) that you are purchasing the shares for your own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall become effective and shall be current with respect to the shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) that you agree that the certificates evidencing such shares shall bear a legend to the effect of the foregoing.  Notwithstanding the foregoing, the Option shall not be exercisable unless and until (i) an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock to 300 million has been approved by stockholders, (ii) the Options have been approved by stockholders in accordance with California law or an exemption from registration is available under the California “blue sky” laws, and (iii) a Registration Statement on Form S-8 covering the shares of Common Stock issuable upon exercise of the Options shall have been filed with the Securities and Exchange Commission.  The Company shall use its best efforts to meet the conditions set forth in (i), (ii) and (iii) above as soon as reasonably practical.

            9.         [For grants to employees, include the following paragraph: By your acceptance hereof, you agree to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of the shares subject to the Option.  In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to you.  The Company may, in its discretion, hold the stock certificate to which you are entitled upon the exercise of the Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.  In addition, at any time that the Company becomes subject to a withholding obligation under applicable law with respect to the exercise of the Option (the “Tax Date”) you may elect to satisfy, in whole or in part, your related personal tax liabilities (an “Election”) by (a) directing the Company to withhold from shares issuable in the related exercise either a specified number of shares or shares having a specified value (in each case not in excess of the related personal tax liabilities), (b) tendering shares previously issued pursuant to the exercise of the Option or other shares of the Company's common stock owned by you, or (c) combining any or all of the foregoing options in any fashion.  An Election shall be irrevocable.  The withheld shares and other shares tendered in payment shall be valued at their fair market value on the Tax Date.  The Stock Option Committee may disapprove of any Election, suspend or terminate the right to make Elections, provide that the right to make Elections shall not apply to particular shares or exercises, or impose additional conditions or restrictions on the right to make an Election as it shall deem appropriate.  In addition, you authorize the Company to effect any such withholding upon exercise of the Option by retention of shares issuable upon such exercise having a fair market value at the date of exercise which is equal to the amount to be withheld; provided, however, that the Company is not authorized to effect such withholding without your prior written consent if such withholding would subject you to liability under Section 16(b) of the Securities Exchange Act of 1934.]

            [10.]     You understand and agree that while the Option is not being granted pursuant to the CopyTele, Inc. 2010 Share Incentive Plan (the “Plan”), it is the intention of the Company for you to have all of the benefits and advantages of the 2010 Plan.  Accordingly,  the terms and conditions of the 2010 Plan are incorporated by reference into this Option as if they had been stated herein with such the necessary modifications to the terms and conditions of the Plan that are being incorporated by reference to avoid inconsistencies between the Option and the Plan; it being understood that in the event or a direct conflict or contradiction between a term or condition of the Option and the Plan, the Option term or condition of the Option shall control..

            [11.]     This Agreement is not a contract of employment and the terms of your [affiliation with the Company] [employment] shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein.  Nothing herein shall be construed to impose any obligation on the Company to continue your [affiliation with the Company] [employment], and it shall not impose any obligation on your part to remain [affiliated with] [in the employ of] the Company [thereof].

            [12.]     For purposes of this Option, the following terms shall have the following definitions:

            (a)        “Average Market Price” means arithmetic average of the VWAP of the Common Stock for a period of 15 Trading Days.

(b)        “Cash Milestone”  means the generation of one or more cash payments or transfer of one or more assets to the Company which in the aggregate equal or exceed or have a fair market value equal to or in excess of $[***]. The Cash Milestone may be achieved in installments via, without limitation, the sale of the Company’s common or preferred stock, the sale, licensing, exchange, or enforcement of one or more Company assets, the collection of proceeds resulting from the Company’s existing or hereafter entered into license agreements, any debt or equity financing arrangement approved by the Company’s Board of Directors which results in cash proceeds being paid to the Company.

(c)        “First Target Price” means the Average Market Price of the Common Stock exceeds $[***] per share.

(d)       “Second Target Price” means the Average Market Price of the Common Stock exceeds $[***] per share.

(e)        “Trading Day” means any day on which the Common Stock is listed or quoted and traded on its primary trading market.

(f)        “VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of the Common Stock on such date or for such period on a primary market as reported by Bloomberg L.P., or any organization performing similar functions.

            Please indicate your acceptance of all the terms and conditions of the Option by signing and returning a copy of this letter.

                                                                                                Very truly yours,

                                                                                                COPYTELE, INC.

                                                                                                By: ___________________

ACCEPTED:

[EMPLOYEE] [CONSULTANT]

_________________________

[Name of Grantee]

Date: September 19, 2012

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